Exhibit 10.65

Addendum to Macadamia Nut Purchase Agreement

Between Mauna Loa Macadamia Nut Corporation and ML Macadamia Orchards,

L.P. Dated January 1, 2006

This Addendum to the Macadamia Nut Purchase Agreement (Agreement) is entered into on the date set forth below by and between Mauna Loa Macadamia Nut Corporation (MLMNC-Buyer) and ML Macadamia Orchards, LP. (MLP-Seller).

1.               Term. This Addendum to the Agreement shall be deemed to have commenced for all purposes as of July 1, 2009 and shall continue in full force and effect until June 30, 2010 unless terminated earlier as provided in the Agreement.

2.               Purchase and Sale. Under this Addendum MLP agrees to sell and MLMNC agrees to purchase all of MLP’s macadamia nut in shell not covered under a separate contract. It is understood that the crop size will vary due to weather conditions but that the amount covered under this addendum will be a minimum of 9 million lbs Wet in Shell and may not exceed 15 million lbs Wet in Shell.

3.                    Purchase Price. The Purchase Price for the Macadamia Wet in Shell covered under this addendum will be determined on a 20% moisture and 30% Saleable Kernel recovery to Dry in Shell (SK/DIS) basis. The price per pound will be $0.63/lb adjusted to 20% moisture and 30% SK/DIS for the term of this contract.

4.                    Payment Terms. Payment shall be made according to Hershey standard policies for vendor payments.

5.                    All other terms regarding Sampling, Testing, Accounting and Reports, Termination, Notice, Force Majeure, Waiver, Assignment, Entire Agreement, Voluntary Mediation and Governing Law under the Agreement will remain the same.

Mauna Loa Macadamia Nut Corp (MLMNC-Buyer)

By:	/s/ Charles Young

Its Director of Agribusiness

Date:	March 23, 2009

ML Macadamia Orchards, L. P. (MLP-Seller)

By:	/s/Dennis J. Simonis

Its President

Date:	March 23, 2009